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                                                                   EXHIBIT 10.40

EXECUTION COPY

                                      AGREEMENT

     THIS AGREEMENT ("AGREEMENT") is entered into as of the 28th day of September, 1998 between INTER/FOREVER SPORTS, INC., a Florida corporation ("Grantor") and RADIO UNICA CORP., a Delaware corporation ("Grantee").

                                       RECITALS

     A. Grantor is a re-seller of broadcasting and other rights to certain sporting events, which rights it acquires pursuant to agreements with sports teams, leagues or other organizations that own those rights ("Original Rights Owners"), and, in certain cases, acts as a promoter or producer to produce the sporting events (Grantor's business as described above is collectively referred to as the "Re-Sale Business" herein);

     B. Grantor has acquired, or may acquire, Spanish language radio broadcasting rights in and to soccer matches and other soccer-related events scheduled to occur during the years 1998 through 2001;

     C. Grantee owns and operates a Spanish language radio network in the United States and other geographic areas ("Network") and, through the Network, is in the business of broadcasting radio programming to its owned and/or operated radio stations and affiliated radio stations.

     D. Grantor wishes to sell to Grantee, and Grantee wishes to purchase from Grantor, the radio broadcasting rights referenced in Recital B above, or a first option therefor (as further described in this Agreement) upon the terms and conditions in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   GRANT AND DESCRIPTION OF RIGHTS.

     (a) DESCRIPTION OF RADIO RIGHTS. Grantor hereby grants to Grantee the exclusive Spanish language radio broadcasting rights in the United States, excluding its territories and possessions (but including Puerto Rico) and Canada (the "Territory") to



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the soccer matches and soccer-related events referenced on Exhibit A attached hereto and incorporated herein (the "Scheduled Events") and non-exclusive Spanish language radio broadcasting rights in Central America (excluding Mexico) and Australia to the CONCACAF Scheduled Events (the "Radio Rights").

     (b) FIRST OPTION. Grantee will have the first option (the "Option") to acquire (exercisable in accordance with the procedure referenced in Section 1(c) below) any and all other Spanish language radio broadcasting rights (the "Option Rights"), whether exclusive or non-exclusive, in the Territory (or any portion thereof) for soccer matches or soccer-related events which are scheduled to occur during the years 1998, 1999, 2000 or 2001, that are acquired by Grantor or any entity of which Grantor owns or controls more than 50% of the voting interests (referred to as a "Subsidiary" of Grantor herein). The matches and events referenced in Section 1(a) above and this Section 1(b) are collectively the "Matches and Events."

     (c)  FIRST OPTION; OPTION EXERCISE PROCEDURE.

          (i) In the event that Grantor or any Subsidiary of Grantor acquires any Option Rights, then the procedure for offer and exercise of the Option shall be as follows (the "Option Exercise Procedure"):

               (A) Grantor shall, prior to offering or selling the Option Rights to any third party (or negotiating with any third party for such sale), first offer the rights to Grantee by delivering a written notice to Grantee offering to sell the rights to Grantee on terms and at a price specified in the notice.

               (B) Grantee shall advise Grantor within three (3) business days of receipt of the written notice (by delivery of written notice to Grantor) of its desire to enter into an agreement with Grantor upon the terms specified in the written notice or its rejection of the Grantor's offer or of a counteroffer. Non-response by Grantee within such three (3) business day period shall be deemed a rejection of the Grantor's offer.

               (C) If Grantee delivers a counteroffer to Grantor, Grantor will advise Grantee within three (3) business days of receipt of the written notice from Grantee (by delivery of written notice to Grantee) of its desire to enter into an agreement with Grantee upon the terms specified in the counteroffer notice or of its rejection of those terms. Non-response by Grantor within such three (3) three business day period shall be deemed a rejection of the counteroffer's terms.


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               (D)  If Grantee rejects the Grantor's initial offer (referenced in (A) above) without also delivering a counteroffer to Grantor, then Grantor will be free to offer and sell the subject Option Rights to third party(ies). If Grantee delivers a counteroffer to Grantor, then (E) below will apply.

               (E) After Grantor rejects any counteroffer, if Grantor does so, then Grantor will be free to offer and sell the subject Option Rights to third party(ies) but only at a price higher than that specified in Grantee's counteroffer; provided that if Grantor thereafter desires to sell the subject Option Rights to a third party at a price equal to or lower than the Grantee's counteroffer, Grantee shall have a right of first refusal to acquire the subject Option Rights at said "equal to or lower than" price, which right of first refusal shall be exercisable (by written notice to Grantor) within three (3) business days following receipt by Grantee of written notice offering to sell the rights to Grantee at said price.

               (F) If Grantee notifies Grantor of its desire to enter into an agreement upon the terms specified in Grantor's initial offer (referenced in (A) above) or Grantor notifies Grantee of its desire to enter into an agreement upon the Grantee's counteroffer terms, then the parties shall, within three (3) business days of receipt by Grantor or Grantee, whichever applicable, of such notice, proceed in good faith to enter into a written agreement for the purchase of the rights upon said agreed terms, failing which Grantor shall be free of its "first option" obligations and may freely offer and sell said rights to third party(ies) but only at a price higher than Grantee's counteroffer price; provided that if Grantor thereafter desires to sell the subject Option Rights to a third party at a price equal to or lower than such counteroffer price, Grantee shall have a right of first refusal to acquire the subject Option Rights at said "equal to or lower than" price, which right of first refusal shall be exercisable (by written notice to Grantor) within three (3) business days following receipt by Grantee of a written notice offering to sell the rights to Grantee at said "equal to or lower than" price.

     (d) PERIOD OF EXCLUSIVITY. Grantee's exclusivity with respect to the Radio Rights shall extend throughout the Term such that, during the Term, neither Grantor nor any third party authorized by Grantor or any of its Subsidiary of Grantor will broadcast the Scheduled Events (or any portion thereof) on Spanish language radio in the Territory. During the Term, Grantee shall have the exclusive right to use on, for and in connection with Spanish language radio the Basic Feed (as described in Section 1(e) below) for each of the Scheduled Events and for any other Matches and Events to which exclusive rights have been granted to Grantee. Grantee recognizes that Grantor may market and sell rights other than the Radio Rights to the Matches and Events (including,


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without limitation, television rights) in the Spanish language or any other language and that this activity is not a conflict with Grantee's rights under this Agreement.

     (e) PROVISION OF BASIC FEED. The "Basic Feed" is a live, uninterrupted, unedited feed transmitted from the venue of the subject event containing natural sound. Grantor shall, at its cost and expense, produce or cause to be produced, at its cost and expense, the Basic Feed for each of the Scheduled Events and the other Matches and Events for which rights are granted to Grantee hereunder. Grantor acknowledges and agrees that Grantee will use the Basic Feed to produce and edit for radio broadcast an audio play-by-play description of the subject matter of the Basic Feed containing Grantee's voice-over descriptions and to incorporate in such broadcasts the audio soundtrack of the Basic Feed containing natural sound. Grantee shall, at its cost and expense, be responsible for the full international route of the Basic Feed If the Basic Feed is uplinked to an international satellite, Grantee will be responsible for the downlink of the Basic Feed and all costs associated therewith including, if applicable, the appropriate percentage of uplink costs. If the Basic Feed is available to an earth station in the United States, Grantee will be responsible at its cost and expense, for the retrieval of the Basic Feed therefrom. The parties contemplate that the Copa America 1999 and Gold Cup 2000 Basic Feed will be available at a United States teleport. If the Basic Feed for either such event is not otherwise available at a United States teleport, then Grantor, at its cost and expense, will be responsible for making the Basic Feed available at a United States teleport.

     (f) DEFINITION OF TERM "RADIO". "Radio" or "radio broadcast" as such terms are used in this Agreement shall include any and all forms of radio distribution, including over-the-air broadcast and satellite transmission of audio programming, but excluding internet and direct-to-home video services (it being understood that Grantee is not responsible for the unauthorized receipt of its radio transmissions hereunder by internet or direct-to-home video services users).

     (g)  BROADCASTING BY GRANTEE AT AND FROM VENUES; TICKETS.

          (i) In exercising its Radio Rights under this Agreement, Grantee shall have the right, in its sole discretion, to broadcast from the Matches and Events directly. For those Matches and Events for which Grantor is the promoter, Grantor shall provide to Grantee adequate facilities at no cost for Grantee's transmission of the Matches and Events upon Grantee's prior written request therefor. For those Matches and Events for which Grantor is not the promoter, Grantee shall be solely responsible, at its own cost and expense, to acquire the adequate space required to broadcast directly from the


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facilities, venue management group, the Match or Event promoter or other applicable party; provided that Grantor will use its good faith efforts to assist Grantee in obtaining such space at a reasonable price. Similarly, Grantee shall be solely responsible for all costs of establishing and installing all telephone lines or other technical equipment it may need for broadcast from the venues, whether or not Grantor is the Match or Event promoter. For purposes of this Agreement, "promoter" shall mean serving as the promoter, owner, producer or coordinator of the subject event.

          (ii) For those Matches and Events for which Grantor is the promoter, Grantor shall provide to Grantee at least seven (7) calendar days prior to the subject match or event at no cost to Grantee at least twenty (20) "premium seating" tickets for each game or event included in the subject match or event and shall use its good faith efforts to make an additional, reasonable number of tickets available to Grantee at face value if Grantee requests them. For those Matches and Events for which Grantor is not the promoter, Grantor shall use its good faith efforts to cause a reasonable number of tickets to be made available to Grantee at face value if Grantee requests them.

     (h) USE OR NON-USE OF RADIO RIGHTS, BASIC FEED. Grantee warrants and represents that it shall transmit or cause to be transmitted live and uninterrupted, without exception, at least seventy five percent (75%) of the games of the Copa America 1999, Gold Cup 2000, and the World Cup Qualifying Events' games sold to Grantee hereunder (such qualifying events are referenced in numbers (4) and (5) on Exhibit A) over its owned and/or operated stations and affiliated stations. Furthermore, Grantee warrants and represents that it shall transmit or cause to be transmitted live and uninterrupted at least ten (10) of all games included in any remaining Matches and Events, which ten (10) games shall be selected by Grantee in its sole discretion. Grantee may, in its sole discretion (i) broadcast and re-broadcast, or cause to be broadcast and re-broadcast, without limitation as to the number of times of broadcast, on its owned and/or operated and/or affiliated stations and (ii) aside from the percentages with respect to live transmission referenced in this Section 3(h) above, broadcast or cause to be broadcast on its owned and/or operated and/or affiliated stations, the remaining games of the Matches or Events (or any portions thereof) and the other Matches and Events (or any portions thereof) by live or delayed broadcast. Grantee may modify or add to the audio portion of the Basic Feed, in its sole discretion, in exercising its Radio Rights under this Agreement. The Radio Rights may be exploited by, and the broadcast obligations set forth in this Section 3(h) above may be fulfilled by, broadcast by Grantee or any of its affiliated companies.


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     (i)  PRODUCTION.  Grantee shall, in its sole discretion, control and be responsible for the radio production of Matches and Events broadcast by Grantee, and Grantee shall pay all costs of such radio production, including costs related to announcers, production personnel and radio transmission (following delivery of the Basic Feed to Grantee and subject to Grantor's responsibilities set forth in Sections 1(e) and 1(g) above). It is understood and agreed that Grantor will be solely responsible for all costs of production of the Basic Feed (which feed includes an video signal and soundtrack with natural sound that will facilitate radio broadcast hereunder) and delivery of the Basic Feed to Grantee as required under Section 1(e) above. Grantor will use its good faith efforts to minimize any costs of radio production and transmission in respect of which Grantor has any influence.

     (j) AGREEMENTS WITH ORIGINAL RIGHTS OWNERS. Grantor shall deliver to Grantee within three (3) weeks of the date first set forth above, in order to evidence its ownership of the Radio Rights for each of the Scheduled Events: (i) copies of its agreements with each of the Original Rights Owners establishing Grantor's ownership of the Radio Rights for the Scheduled Events without restriction as to the right to re-sell such Radio Rights (which agreements may be provided in a redacted form reasonably acceptable to Grantee) or (ii) at Grantor's election, written confirmation from each of the Original Rights Owners of Grantor's ownership of the Radio Rights for the Scheduled Events without restrictions as to the right to re-sell such Radio Rights (or any combination of (i) and (ii), at Grantor's election, for all Scheduled Events). On or about Tuesday, September 29, 1998, counsel for IFS (Allen & Galego) shall deliver to Grantee written confirmation of (A) and (B) below (the "Written Confirmation"):

               (A) based upon review of written confirmation(s) from Traficc Marketing Exportivo ("Traficc") of Traficc's ownership of the subject Radio Rights and Traficc's subsequent sale or assignment of the rights to Grantor, Grantor, without qualification (except by reference to and reliance upon the Traficc written confirmation(s)) owns the Radio Rights for the Scheduled Events referenced in (1), (3), (4), (7), 8(a) and (9) on Exhibit A without restriction as to the right to re-sell such Radio Rights; and

               (B) based upon said counsel's review of the agreements between Grantor and the Original Rights Owners documenting the purchase of rights by Grantee for the Scheduled Events referenced in (2), (5), (6), (8)(b) and (10) on Exhibit A without restriction as to the right to re-sell such Radio Rights.


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2.   TERM. The term of this Agreement ("Term") shall commence as of the date first set forth above and shall end on December 31, 2001, unless sooner terminated in accordance with Section 8 below.

3.   CONSIDERATION; DECREASE IN CONSIDERATION.

     (a) CASH AND BARTER CONSIDERATION. Grantee shall pay to Grantor, as full and complete consideration for the Radio Rights granted to Grantee hereunder:
(i) $*(*) ("Cash Consideration"), payable as set forth in the payment schedule in Section 3(b) below and subject to decrease as set forth in Section 3(c) below plus (ii) rights to radio advertising time on certain stations in the Network (as further described in Section 3(d) below) valued at $* (the "Barter Consideration"). The Cash Consideration plus the Barter Consideration is collectively referred to as the "Consideration" hereunder. All dollar values set forth in this Agreement are stated in U.S. dollars.

     (b) PAYMENT SCHEDULE. Grantee shall (subject to Section 3(c) below) pay the Cash Consideration to Grantor pursuant to the following payment schedule:

          (i) Upon execution of this Agreement, $* (it being understood and agreed that the $* deposit previously paid by Grantee to Grantor shall be applied toward this payment such that no payment shall be due from Grantee to Grantor upon execution of this Agreement).

          (ii) (A) No later than the business day following receipt of that portion of the Written Confirmation referenced in Section 1 (j)(A) above, $*

               (B) No later than the business day following receipt of that portion of the Written Confirmation referenced in Section 1 (j)(B) above, $*

          (iii) No later than January 15, 2000, $*

----------------------
(*) The purchase price has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.


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          (iv) No later than June 30, 2000, $*

          (v)  No later than March 31, 2001, $*

All the above payments shall be due and payable, via wire transfer to an account designated in writing by Grantor or by certified check in U.S. funds (if by check, from a Florida bank with a branch located in Miami-Dade County), on or before the date due. Failure to make timely payments hereunder shall be considered a breach of this Agreement and may result in termination pursuant to the terms in Section 8(b)(i) but only following notice to Grantee and failure of Grantee to cure thereafter as provided in Section 8(b)(i).

     (c)  DECREASE IN CASH CONSIDERATION.

          (i) In addition to any and all remedies to which Grantee may be entitled hereunder, in the event that:

               (A) any of the Scheduled Events (or portions thereof) referenced on Exhibit B attached hereto and incorporated herein do not occur during the year therefor referenced on Exhibit A, or within six (6) months of the month and year referenced on Exhibit A, if both a month and year are referenced on Exhibit A (it being understood that a non-substantial decrease, defined as no greater than a 30% decrease, in the number of games per a Scheduled Event, as referenced on Exhibit B, caused by changes in event format or other changes outside of Grantor's control, including, without limitation, changes by an event organizer in the schedule for any Scheduled Event, shall not be a breach of this Agreement by Grantor); or

               (B) the rights acquired by Grantor for any such events from the Original Rights Owners and re-sold to Grantee hereunder are (1) lost by Grantor or are (2) otherwise affected by a breach by Grantor of this Agreement or by a force majeure event (as described in Section 3(c)(ii) below) such that, in either case (1) or (2), Grantee is unable to exploit Radio Rights for such events (or portions thereof), it being understood that any such loss of such rights (but not if due to a force majeure event) will constitute a breach of this Agreement by Grantor, then the Cash Consideration and Barter Consideration shall be decreased, by a "Decrease Amount," (applied in equal proportion to decrease Cash Consideration and Barter Consideration in equal amounts) as calculated by the formula set forth on Exhibit B (the "Consideration Decrease Formula"), for each such Scheduled Event (or portion thereof, as described on Exhibit B) that does not occur, is so affected or to which rights are lost. Grantor shall promptly notify Grantee in writing upon receipt of information regarding re-scheduling or


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cancellation of any Scheduled Event (or regarding any circumstance that has or may cause loss of rights or adverse effect on the rights). Grantee may offset any Decrease Amount from any upcoming installment payment of Cash Consideration or any upcoming year's allocation of Barter Consideration, as may be applicable, or may, in the case of a decrease to Cash Consideration, deliver written notice to Grantor requesting a Decrease Amount if Cash Consideration in the decrease amount has been paid by Grantee to Grantor. Grantor shall, promptly upon receipt of any such notice, deliver to Grantee the noticed amount in immediately available funds.

          (ii) The parties recognize that the nature of the technology which is contemplated to be used for the fulfillment of Grantor's duties and obligations is subject, from time to time, to technical difficulties beyond Grantor's control, including but not limited to, acts of God, war, strikes, riots, and technical difficulties beyond Grantor's control that may cause partial or complete loss of video and audio satellite signals (collectively, "force majeure" events). Should any of the above occur, which occurrences shall not be considered a breach of Grantor's duties pursuant to this Agreement, Grantor and Grantee shall work together in good faith in order to fulfill each others obligations hereunder. If a force majeure event affects Grantee's broadcast (or planned broadcast) of a Match or Event or portion thereof, Grantee shall nevertheless be deemed to have broadcast such Match or Event or portion thereof for purposes of its broadcast obligations in Section 1(h) above.

     (d) DESCRIPTION OF BARTER CONSIDERATION. The Barter Consideration shall consist of radio advertising time, as described below, for use by Grantor on Grantee's owned and/or operated stations in the Territory, as such stations may change from time to time (the "Barter Stations"). Such stations include, as of the date of this Agreement: the Los Angeles, California; New York, New York; San Francisco, California; Miami, Florida; Chicago, Illinois; San Antonio, Texas; Houston, Texas and Dallas, Texas Network radio stations. Grantee shall use its good faith efforts to assist Grantor in obtaining, at Grantor's sole cost, a reasonable number of promotional spots (which promotional spots shall be used only for the purposes referenced in Section 3(e) below) on Grantee's affiliated stations. The Barter Consideration shall consist of radio advertising time valued at the following amounts during each of the following years based upon regular local "run of schedule" rates in effect. On or about January 1 and July 1 of each year during the Term of this Agreement, Grantee shall provide to Grantor a rate sheet, listing its Barter Stations' net advertising rates thereon (after commissions) for each time slot. Such rates, which shall be equal to the current net market rates (after commissions) for each station/market, shall be applicable for the following full six (6)


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month period, through July 1 or January 1 (whichever applicable), without change or modification, for Grantor's advertising time under this Section 3(c), and Grantor's usage of its Barter Consideration shall be calculated based on the rates set out therein for the relevant six (6) month period.


 YEAR               VALUE
 ----               -----
 1998               $*
 1999               $*
 2000               $*
 2001               $*
 2002               $*

     (e) REPORTING REGARDING BARTER CONSIDERATION. Grantee shall, on or about January 1 and July 1 of each year during the Term, also provide Grantor with a complete report of the advertising placed pursuant to Section 3(d) above. Such report shall contain, at a minimum, the cost of each advertisement placed, the time slot each advertisement was placed in, and the remaining amount of Barter Consideration due Grantor for that particular year pursuant to the above-referenced schedule. Grantor may not sell or otherwise assign said rights to advertising time and Grantor may elect, at its sole discretion, to hold over up to twenty (20) percent of a particular year's advertising time in order to use that time only in the following year if it so desires. Except for the hold over authorization referenced in the immediately preceding sentence, Grantor may only use advertising time during the years set forth in the above-referenced schedule and may not hold over advertising time for use in different years. Advertisement placement shall be subject to availability on the requested station at the time(s) requested by Grantor, but Grantee shall use its good faith efforts to comply with Grantor's requests for time. Spots placed by Grantor in such time shall be for the sole purpose of promoting an event or a closed circuit broadcast owned and controlled by the Grantor or to sell merchandising items (such as videotapes of the events or t-shirts) related to events. Without limiting the foregoing, spots placed by Grantor in such time shall not promote radio stations, companies or networks other than Grantee and shall not include advertisements for any third party products or services. Unless Grantee agrees otherwise, Grantor shall not use any more than forty percent (40%) of the above-referenced advertising time for each year during any calendar quarter of the subject year (provided that this restriction shall not apply during 1998) and shall not use any more than thirty five percent (35%) of the above-referenced advertising time for each year on any one Barter Station during any year. The parties acknowledge and agree that $* of the Barter Consideration for the year 1998 has, prior to the effective date, been provided to Grantor such that only $* in Barter Consideration is, as of the date first set forth above, due to Grantor during 1998.

     (f) REVENUES AS PROPERTY OF GRANTEE. Any and all revenues generated from or in connection with the exercise of Grantee's Radio Rights, regardless of the form, manner or media in which the revenues are generated (and including, without limitation,


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radio advertising time sold by Grantee on the Network during broadcast of the
Matches and Events, which sales shall be in Grantee's sole discretion), shall be the sole property of Grantee.

4.   ORIGINAL RIGHTS OWNERS; PROMOTION AND MARKETING; SPONSORSHIP; MERCHANDISE.

     (a) INFORMATION, ASSISTANCE REGARDING MATCHES AND EVENTS. Grantor shall provide, or cause to be provided to Grantee by the Original Rights Owners or others, information and assistance reasonably requested by Grantee regarding the Matches and Events for purposes of exercise of Grantee's Radio Rights under this Agreement. Grantor shall provide Grantee with information concerning the Matches and Events that is relevant to Grantee's Radio Rights promptly upon receipt of such information regardless of a request by Grantee therefor.

     (b) ANCILLARY RIGHTS. Grantee may use the official logos and emblems of the Matches and Events of which Grantor is the owner or promoter, but only for the sole purpose of promoting its transmission of such Match or Event and in connection with exploitation of its Radio Rights hereunder, and only with Grantor's prior written permission, which permission shall not be unreasonably withheld. Grantor shall reply to any request to Grantee for such use within five
(5) business days after any request by Grantee therefor. Grantee may, in its sole discretion, arrange for sponsor(s) in connection with exercise of its Radio Rights with respect to particular Matches and Events. Sponsorship by any such sponsor(s) shall be limited to official sponsorship by the sponsor of Grantee's broadcast of certain Matches and Events, not official sponsorship of Matches or Events themselves.

     (c) GOLD CUP 2000. Grantee shall offer to the Official Sponsors (as defined below) a right of first refusal to be a radio sponsor of Grantee for the Gold Cup) 2000 event. Such rights of first refusal shall be on terms and at rates determined by Grantee. No later than May 31,1999, Grantor shall provide to Grantee a written list of no more than eight (8) official sponsors for the Copa de Oro 2000 event (the "Official Sponsors"). Thereafter, Grantee shall establish its pricing for the radio sponsorships and offer such a right of first refusal to each of the Official Sponsors as aforesaid; provided that if Grantee objects to any such Official Sponsors with reasonable justification (by way of example and not by way of limitation, if an Official Sponsor is a major competitor of one of Grantee's advertisers), then Grantee's shall be relieved and released of its obligation to offer a right of first refusal to such Official Sponsor as set forth in this Section 4(c) upon notice to Grantor of any such objections.


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5.   REPRESENTATIONS AND WARRANTIES.

     (a)  GRANTOR. Grantor represents and warrants that:

          (i) it owns (free and clear of any restrictions, liens or encumbrances, including without limitation, any rights of first refusal or options held by any third party for any of the Radio Rights), all rights necessary to, and has the full power and authority to, enter into this Agreement and to grant the Radio Rights and Option to Grantee as provided in this Agreement (provided that, with respect to the World Cup Qualifying Events referenced on Exhibit A, as of the date first set forth above, Grantor's representation and warranty in this subpart (i) is limited to its representation and warranty that it owns the Radio Rights to at least 80 games that are World Cup Qualifying Events and may acquire the rights to additional games that are World Cup Qualifying Events, the Radio Rights to which additional games Grantee will own upon acquisition by Grantor);

          (ii) for each of the Scheduled Events (subject to Section 5(a)(i) above, as limited by the "provided that" parenthetical at the end of Section 5(a)(i)), it has acquired the Radio Rights granted to Grantee hereunder pursuant to a valid and effective agreement with the Original Rights Owner of the subject rights and this Agreement does not violate or conflict with any terms of any of such agreements (and, if the subject Radio Rights were acquired by Grantor from a party, the "Prior Owner," that acquired the Radio Rights from a prior Original Rights Owner, then, to Grantor's knowledge after reasonable inquiry, the Prior Owner acquired the Radio Rights pursuant to valid and effective agreement(s) with the prior Original Rights Owner(s) and this Agreement does not violate or conflict with any terms of such agreement(s));

          (iii) the grant of Radio Rights to Grantee in the Territory during the Term is and will be exclusive, as described in Section 1(d) above;

          (iv) Grantor has made no other agreement for the option, sale, license or use of rights which would interfere with the grant of Radio Rights and the Option to Grantee hereunder or Grantee's exploitation of the Radio Rights as set forth in this Agreement;

          (v) the exploitation of the Radio Rights by Grantee during the Term as contemplated by this Agreement will not violate the radio transmission rights of any third party;


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

          (vi) Grantor will defend (at its cost) the Radio Rights and Option against all third parties claiming ownership therein or usage rights thereto and will execute and deliver, or cause to be executed and delivered, such further instruments or documents, and take such further actions, as may be necessary or appropriate to do so (in this regard, Grantor, at Grantee's request, shall author or co-author a letter with Grantee to be forwarded to Spanish language radio broadcasters that broadcast in the Territory advising that Grantee is the exclusive owner of the Radio Rights in the Territory);

          (vii) it is a corporation duly incorporated and in good standing under the laws of Florida, has the full power and authority to enter into this Agreement and the individual signing on behalf of it below is duly authorized to sign this Agreement on its behalf as the Chief Executive Officer of Grantor;

          (viii) if and to the extent that Grantor is not the owner of copyright and other property right interests in recordings of Matches and Events, Grantor represents and warrants that no royalties or fees will be payable by Grantee to the owner in connection with Grantee's Radio Rights hereunder.

Each of Grantor's representations and warranties above (except those in subpart
(vii) above) shall be true and correct in all material respects on the date of each exploitation and/or use of the Radio Rights during the Term. Grantee is entering into this Agreement in reliance upon each of the above-referenced representations and warranties of Grantor. In the event of breach of any of the above-referenced representations and warranties of Grantor, the indemnification obligations in Section 7 below shall apply.


     (b)  GRANTEE. Grantee represents and warrants that:

          (i) it is a corporation duly incorporated and in good standing under the laws of Delaware, has the full power and authority to enter into this Agreement and the individual signing on behalf of it below is duly authorized to sign this Agreement on its behalf as the Chief Financial Officer and Secretary of the Grantee;

          (ii) it has the financial and technical ability to satisfy this Agreement; and

          (iii) it owns and/or operates the Barter Stations, as such term is defined in Section 3(d).

Grantor is entering into this Agreement in reliance upon each of the above-referenced representations and warranties of Grantee. In the event of breach of any of the above- referenced representations and warranties of Grantee, the indemnification obligations in Section 7 below shall apply.

6. INFRINGEMENT OF RIGHTS. The parties acknowledge and agree that instances may arise where third parties may engage in conduct which constitutes an infringement of the Radio Rights granted to Grantee hereunder. Grantor authorizes Grantee to initiate and maintain any enforcement action against infringing conduct solely in the name of Grantee, or in the name of Grantee and Grantor if reasonably deemed necessary by Grantee, and Grantor agrees to cooperate with Grantee in the investigation and/or prosecution of any such enforcement action.

7.   INDEMNIFICATION.

     (a) INDEMNIFIABLE LOSSES. Grantor will indemnify Grantee against, and hold it harmless from, any claims, deficiencies, liabilities, losses, judgments, damages and expenses (collectively, "Losses") which it may incur by reason of Grantor's breach of any term of this Agreement, including without limitation, any of the representations and warranties in Section 5(a) above; provided that Grantor's indemnification obligations under this Section 7 will not exceed the Cash Consideration amount. Grantee will indemnify Grantor against, and hold it harmless from (i) any Losses which it may incur by reason of Grantee's breach of any term of this Agreement, including without limitation any of the representations and warranties in Section 5(b) above or (ii) any intentionally wrongful or negligent acts or omissions of Grantee's radio personnel during the set up, preparation for, and/or transmission of the Matches and Events, unless such acts or omissions are as a result of Grantor's (or its agents) intentionally wrongful or negligent acts or omissions; provided that Grantee's indemnification obligations under this Section 7 will not exceed the Cash Consideration amount.

     (b)  PROCEDURE.

          (i) In the event of a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall send a written notice to the party from which indemnification is sought ("Indemnitor"), setting forth facts relating to the claim then known to the Indemnitee (provided that failure to give such notice shall not release Indemnitor from its indemnification obligations hereunder unless and to the extent that Indemnitor has been prejudiced thereby and then only to the extent of such prejudice). The Indemnitor shall, promptly after receipt of said notice, send a written response to

Indemnitee stating whether it agrees or rejects the claim in whole or in part. Failure to give such response within thirty (30) calendar days after receipt of the notice shall constitute acknowledgment of the validity of the claim. In any such claim, Indemnitor shall have the right to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee at Indemnitor's expense, and Indemnitee shall have the right, at its own expense, to employ counsel to represent it.

          (ii) If Indemnitor fails or refuses to undertake the defense within thirty (30) calendar days after receipt of an indemnification notice, Indemnitee shall have the right to assume the defense of such matter on behalf of, and for the account of, Indemnitor; provided, however that unless Indemnitor has refused to undertake the defense, Indemnitee shall not settle or compromise any claim without the consent of Indemnitor, which consent shall not be unreasonably withheld. Indemnitee will not enter into an unreasonable settlement of any claim against it and Indemnitor shall not settle or compromise any claim without the consent of Indemnitee, which consent shall not be unreasonably withheld. Any claims settled by Indemnitor shall be at its sole expense.

          (iii) If Grantor becomes liable for the payment of any amounts under this Section 7 in respect of Losses incurred by Grantee, such amounts shall be reduced by any recovery by Grantee from third parties in connection with such claim or insurance proceeds, if any, received by Grantee in connection with such claims and such amounts (subject to such reduction) may be offset, in Grantee's sole discretion, against Cash Consideration or against Barter Consideration.

8.   TERMINATION DUE TO BREACH/BANKRUPTCY.

     (a) If this Agreement is breached by Grantor, Grantee may terminate this Agreement following written notice of the breach to Grantor and failure by Grantor to cure the breach within ten (10) business days of delivery of the written notice. Upon termination of this Agreement in accordance with this
Section 8(a), neither party shall have any obligation to the other party (except for payment of Cash Consideration required to have been paid prior to the date of the breach, which Cash Consideration may be offset by any applicable Decrease Amount). In the event that this Agreement is prematurely terminated in accordance with this Section 8(a) such that Grantee does not broadcast any of the Scheduled Events or certain portions thereof that are referenced on Exhibit B (due to termination prior to or during any of the Scheduled Events), then the Consideration Decrease Formula shall apply to calculate a Decrease Amount for such events or portions thereof which are not broadcast by Grantee. Grantor shall, within fifteen (15) calendar days after termination of this Agreement, reimburse Grantee (by wire transfer to the account of Grantee in accordance with instructions provided by Grantee or as otherwise directed by Grantee) for any overpayments of Cash Consideration to Grantor (the refund amount shall in no event exceed the Cash Consideration previously paid by Grantee to Grantor). Grantee may also terminate this Agreement by written notice to Grantor if Grantor makes any assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction which is not set aside within thirty (30) calendar days of the filing date, or shall have or suffers a receiver or trustee to be appointed for its business or property, or is adjudicated bankrupt or insolvent.

     (b)  Grantor may terminate this Agreement by written notice to Grantee if
(i) Grantee fails to make timely payments as required pursuant to Section 3(b), but only if Grantee fails to cure such deficiency within seven (7) calendar days of receiving Grantor's written notice regarding such failure to pay the amounts due, (ii) Grantee fails to transmit the Matches or Events as required in Section 1(h) or fails to properly provide Grantor with its Barter Consideration as provided for in Section 3(d), but only if Grantee fails to cure (or to commence in good faith to cure in the event that cure will take longer than seven (7) calendar days) such defaults within seven (7) calendar days of receiving Grantor's written notice of any such defaults, and/or (iii) Grantee makes any assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction which is not set aside within thirty (30) calendar days of the filing date, or shall have or suffers a receiver or trustee to be appointed for its business or property, or is adjudicated bankrupt or insolvent.

9.   MISCELLANEOUS.

     (a)  Intentionally Left Blank

     (b) ARBITRATION. Disputes arising under this Agreement shall be resolved by an arbitrator selected by agreement of the parties. Written notice of any dispute shall be forwarded by the asserting party to the other party. If the parties cannot, within ten (10) business days after delivery of the notice, agree to an arbitrator, each shall select one arbitrator who, together, shall select the one arbitrator who shall arbitrate the dispute. Any such arbitration shall be resolved under the rules of the American Arbitration Association in Miami, Florida. Arbitration shall be conducted in Miami, Florida and shall be final and binding upon the parties. The costs of arbitration shall be shared equally by the parties or as otherwise decided by the arbitrator.

     (c) CHOICE OF LAW. This Agreement shall be governed by and construed under the laws of the State of Florida excluding conflicts of law.

     (d) PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     (e) COUNTERPARTS; FACSIMILE COPY. This Agreement may be signed in one or more counterparts, all of which, together, shall constitute a fully executed Agreement. A facsimile copy also may serve as an original.

     (f) ENTIRE AGREEMENT; WAIVER; SEVERABILITY. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All other previous agreements or writings are therefore superseded. Any waiver of a party's breach of any provision of this Agreement shall not be taken, construed, or held to be a waiver for any breach thereafter or any other provision hereof.

     (g) MODIFICATION; ASSIGNMENT. No modification of any terms of this Agreement shall be effective unless in writing and signed by both parties to this Agreement. This Agreement may not be assigned by either party without the express written consent of the other, which consent shall not be unreasonably withheld.

     (h) SURVIVAL. The provisions set forth in Sections 3(f), 6, 7, 8(a), 9(b), 9(c) and 9(i) shall survive termination of this Agreement.

     (i) CONFIDENTIALITY. Neither party to this Agreement shall disclose to any third party any information regarding the terms of the Agreement (other than, generally, the fact that Grantee has acquired the Radio Rights from Grantor or the amount of Consideration paid by Grantee hereunder) or non-public information regarding the other party's finances, business practices, trade secrets, advertisers, customers or other proprietary information, unless required by law or such information becomes public other than through breach of this Section 9(i) by the disclosing party.

     (j) RECITALS. The recitals set forth above are hereby incorporated into the terms of this Agreement.

     (k) PRESS CONFERENCE. The parties will, promptly after execution of this Agreement, hold a joint press conference in Miami, Florida (at a time and location, and in a manner, mutually agreed to by the parties) to announce the parties' relationship under this Agreement. It is contemplated that the press conference will include appearances by soccer personalities, such as well-known players and/or coaches. Any subsequent press conferences or media activities with respect to promotion of the Radio Rights shall be in the sole discretion of Grantee with the reasonable cooperation of Grantor at the request of Grantee.

     (l) NOTICE. All notices or other communications hereunder shall be in writing and shall be deemed to have been properly given if addressed to the respective party to whom such notice relates as set forth below (or at such different address as shall be specified by a party by notice given in the manner herein provided) and transmitted by (i) registered or certified mail, return-receipt requested, (ii) hand delivery, (iii) internationally recognized courier service (such as Federal Express or DHL) or (iv) facsimile transmission. Each notice or communication which is sent in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile transmission) the answer back being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. Notices shall be addressed as follows:

               If to RUC:
               Radio Unica Corp.
               8400 N.W. 52nd Street, Suite 101
               Miami, Florida 33166
               Attention: Steven E. Dawson, Chief Financial Officer

               Telephone: 305-463-5020
               Facsimile: 305-463-5022

               lf to IFS:
               Inter/Forever Sports, Inc.
               801 Brickell Drive, Suite 1080
               Miami, Florida 33131
               Attention: Chief Executive Officer
               Telephone: 305-377-2700
               Facsimile: 305-377-0802

     (m) Time Deadline. All time deadlines referenced herein shall be as of 5:00 p.m. (Miami, Florida time) on the relevant day.

10. RESTRICTIONS ON GRANTEE'S NEGOTIATIONS WITH ORIGINAL RIGHTS OWNERS. During the Term of this Agreement, Grantee shall not negotiate for the purchase of radio or other transmission rights for soccer or soccer-related events from any of the Original Rights Owners; provided that Grantee may, following: (a) written notice to Grantor of its interest in purchasing any such rights and (b) non-delivery of written notice by Grantor to Grantee within twenty (20) calendar days of delivery of such notice to Grantor, which written notice notifies Grantee of the acquisition of such rights by Grantor (and Grantor's right to re-sell the rights) and offers the rights to Grantee at a specified price and on specified terms, subject to the terms governing the Option in Section 1 above), negotiate for the purchase of said rights and purchase said rights from any of said Original Rights Owners or any third party. Nothing contained in this
Section 10 shall restrict Grantee from negotiating with, or purchasing from, any third party in the Re-Sale Business radio or other transmission rights which such third party owns at the time Grantee becomes interested in purchasing said rights.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

GRANTOR                                 GRANTEE

INTER/FOREVER SPORTS, INC.              RADIO UNICA CORP.

By: /s/ Stefano Turconi                 By: /s/ Steven E. Dawson
   -------------------------------         --------------------------------
   Name:  Stefano Turconi                  Name: Steven E. Dawson
   Title: Chief Executive Officer          Title: Chief Financial Officer
                                                  and Secretary

                                      EXHIBIT A

                                   SCHEDULED EVENTS

EVENT                         DATE

(1) Copa America              July 1999

(2) Gold Cup                  February 2000

(3) Copa America              July 2001

**note: (4) and (5) below are "World Cup Qualifying Events"

(4) CONMEBOL (Eliminatorias   April 2000-November
al Mundial)                   2000-2001

(5) CONCACAF (Eliminatorias   April 2000-November
al Mundial                    2000-2001

(6)  Sub-20 CONCACAF          November 1998 and
     (1998 and 2000-          November 2000-2001
     2001 events)

(7)  Sub-20 CONMEBOL          January/February 1999
     (1999 and 2001           and January/February
     events)                  2001

(8)  (a) Sub-17 CONMEBOL
     (1999 and 2001 events)   March 1999 and year 2001

     (b) Sub-17 CONCACAF
     (1999 and 2001 events)   January/February 1999 and year 2001

(9)  CONMEBOL                 February 2000
     Olympic
     Qualifying Matches

(10) CONCACAF                 May 2000
     Olympic
     Qualifying Matches

                                      EXHIBIT B
                            CONSIDERATION DECREASE FORMULA

SCHEDULED EVENTS CONSIDERED FOR PURPOSES OF POTENTIAL CONSIDERATION DECREASE:

The Consideration Decrease Formula set forth below reflects the parties' agreement as to the valuation of games during the specific Scheduled Events set forth below for purposes only of calculating potential decreases in Consideration (as defined in Section 3(a) of the Agreement). Set forth below are the Scheduled Events with respect to which the Consideration Decrease Formula applies.

     Event/Year                              Minimum # of Games
     ----------                              ------------------

1.   Copa America, 1999                      26 games
2.   Copa America, 2001                      26 games
3.   Gold Cup, 2000                          19 games
4.   CONMEBOL and CONCACAF 2000 and 2001
     Eliminatorias a Mundial**               80 games

**These are the events referenced in numbers (4) and (5) on Exhibit A

     TOTAL:                                  151 games
                                             ---

The value for each of the above-referenced games shall be as follows for purposes of determining the applicable Decrease Amount in the event that the circumstances described in Section 3(c)(i) of the Agreement or Section 8 of the Agreement apply:

(1)  For scheduled first round games, $* per game

(2) For scheduled second round games; for subsequent round games (namely, semi-finals and championship games); and for the final four (4) games of any event, $* per game

By way of example, if the Copa America 1999 schedule indicates 12 first round games, 8 second round games and 6 subsequent round games and the 6 subsequent round games are cancelled, then the Decrease Amount will be: $* multiplied by 6 = $*.

In the event that a Decrease Amount becomes applicable, Grantee shall have the right to apply such decrease amount in various ways in its discretion, as described in Section 3(c) of the Agreement. Any reimbursements due to Grantee by Grantor in the event that a Decrease Amount is applicable under Section 8 to decrease Cash Consideration shall be made in cash.

It is expressly understood and agreed that Grantee is paying consideration for the Radio Rights for the Scheduled Events listed on Exhibit A, and for a first option for other events as described in Section 1(a)(ii) of the Agreement to which this Exhibit B is attached, although each such event is not referenced in this Consideration Decrease Formula.